MOUNTASIA ENTERTAINMENT INTERNATIONAL
                              5895 Windward Parkway
                                    Suite 220
                         Alpharetta, Georgia 30302-4128

                                November 14, 1996

MEI Holdings, L.P.
4200 Texas Commerce Tower West
2200 Ross Avenue
Dallas, Texas  75201

                            Re: Redemption Agreement

Ladies and Gentlemen:

     This letter sets forth our agreement (the "Redemption Agreement") in respect of the funding by you of our redemption of our presently outstanding 10% Debentures and certain related matters. We hereby agree as to all of the matters set forth under the captions "Introduction" (paragraph 3 only); "Special Factors--Redemption Agreement;" "Background of The Offers-- Certain Events Following the Recapitalization--Redemption of 10% Debentures;", "The Recapitalization Agreements--Indemnification" and "--Standstill Agreement" and "The Offers--Fees and Expenses" relating to these matters as set forth in your Offer To Purchase, dated the date hereof, as filed by you on this date with the Securities and Exchange Commission. At the request of either of us, the parties will execute a more formal instrument enbodying the foregoing agreement.

     We also agree that any purchases by you of our Common Stock and other securities pursuant to the Offer To Purchase will not constitute a breach of your agreements contained in the Standstill Agreement between us dated August 28, 1996.

                                       Very truly yours,

                                       MOUNTASIA ENTERTAINMENT
                                         INTERNATIONAL


                                       By: ______________________________
                                           Duly Authorized

Accepted and agreed to:

MEI HOLDINGS, L.P.


By: _________________________
    Duly Authorized